                                                                  Exhibit 23.1



                        CONSENT OF GRANT THORNTON LLP


We have issued our reports dated May 9, 1997, accompanying the financial statements of Noble International, Ltd. and DCT Component Systems, Inc., our report dated March 4, 1997 accompanying the financial statements of Monroe Engineering Products, Inc., and our report dated May 12, 1997, accompanying the financial statements of Utilase, Inc., contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton LLP

Detroit, Michigan
September 17, 1997